Term sheet no. 1 to

Prospectus dated May 30, 2006

Prospectus supplement dated May 30, 2006

Product supplement no. 30-I dated February 28, 2008

Underlying supplement no. 160 dated February 28, 2008

Registration Statement no. 333-134553

Dated February 29, 2008

Rule 433

Preliminary Terms and Conditions, February 29, 2008

Buffered Semi-Annual Review Notes Plus Linked to the Dow Jones EURO STOXX 50® Index

Lehman Brothers Holdings Inc. has filed a registration statement (including a base prospectus) with the U.S. Securities and Exchange Commission (SEC) for this offering. Before you invest, you should read the base prospectus dated May 30, 2006, the MTN prospectus supplement dated May 30, 2006, product supplement no. 30-I dated February 28, 2008, underlying supplement no. 160 dated February 28, 2008 and other documents that Lehman Brothers Holdings Inc. has filed with the SEC for more complete information about Lehman Brothers Holdings Inc. and this offering. Buyers should rely upon the base prospectus, the MTN prospectus supplement, product supplement no. 30-I, underlying supplement no. 160, this term sheet and any other relevant terms supplement and any relevant free writing prospectus for complete details. You may get these documents and other documents Lehman Brothers Holdings Inc. has filed for free by searching the SEC online database (EDGAR®) at www.sec.gov, with “Lehman Brothers Holdings Inc.” as a search term. Alternatively, Lehman Brothers Inc., or any other dealer participating in the offering will arrange to send you the base prospectus, the MTN prospectus supplement, product supplement no. 30-I, underlying supplement no. 160, this term sheet and any other relevant terms supplement and the final pricing supplement (when completed) if you request it by calling your Lehman Brothers Inc. sales representative, such other dealer or 1-888-603-5847.

Summary Description

The notes are designed for investors who seek early exit prior to maturity at a premium if the Index is at or above its Call Level on any of the four semi-annual Review Dates. If the notes are not called, investors are protected at maturity against up to a 10% decline of the Index from the Initial Index Level on the Final Review Date but will lose some or all of their principal if the Index declines by more than 10% from the Initial Index Level. Investors will receive no interest payments and may lose some or all of their principal. Investors should be willing to forgo interest and dividend payments during the term of the notes and be willing to lose some or all of their principal if the Index declines by more than 10% from the Initial Index Level.

Key Terms

Issuer:	Lehman Brothers Holdings Inc. (A+/A1/AA-)†
Issue Size:	$TBD
Pricing Date:	TBD‡
Settlement Date:	TBD‡
Final Review Date:	TBD‡††
Maturity Date:	TBD‡††
Review Dates:	TBD‡†† (the “First Review Date”), TBD‡†† (the “Second Review Date”), TBD‡†† (the “Third Review Date”) and TBD‡†† (the “Final Review Date”).
Term:	2 years
Index:	The Dow Jones EURO STOXX 50® Index (SX5E)
Automatic Call:

If the Index closing level on any Review Date is above or equal to the Call Level, the notes will be automatically called for a cash payment per $1,000 principal amount note that will vary depending on the applicable Review Date and call premium.

If the notes are automatically called on a Review Date other than the Final Review Date, we will pay the applicable cash payment of $1,000 plus the applicable call premium on the third business day after the applicable Review Date. If the notes are automatically called on the Final Review Date, we will pay the applicable cash payment of $1,000 plus the applicable call premium on the Maturity Date.

Payment at Maturity:

If the notes are not automatically called, your principal is protected at maturity against up to a 10% decline in the Index from the Initial Index Level. If the Ending Index Level has declined by up to 10% from the Initial Index Level, you will receive a cash payment of $1,000 per $1,000 principal amount note.

If the Ending Index Level has declined by more than the Buffer Amount from the Initial Index Level, you will lose an amount equal to 1% of the principal amount of your notes multiplied by the Leverage Factor, or 1.1111%, for every 1% that the Index declines beyond the Buffer Amount and your cash payment per $1,000 principal amount note will be calculated as follows:

$1,000 + [($1,000 × (Index Return + Buffer Amount) × Leverage Factor)]

Assuming the notes are not automatically called, you will lose some or all of your investment at maturity if the Index Return reflects a decline of more than 10%.

Payment if Called:

For every $1,000 principal amount note, you will receive one cash payment of $1,000 plus a call premium amount calculated as follows:

•       (6% –8%)* × $1,000 if called on the First Review Date

•       (12% – 16%)* × $1,000 if called on the Second Review Date

•       (18% – 24%)* × $1,000 if called on the Third Review Date

•       the greater of (i) (24% – 32%)* × $1,000, and (ii) Index Return × $1,000, if called on the Final Review Date

*The actual percentage applicable to the First, Second, Third and Final Review Dates will be determined on the Pricing Date but will not be less than 6%, 12%, 18% and 24%, respectively.

Call Level:	100% of the Initial Index Level.
Buffer Amount:	10%
Leverage Factor:	1.1111
Index Return:	Ending Index Level – Initial Index Level Initial Index Level
Initial Index Level:	The Index closing level on the Pricing Date.
Ending Index Level:	The Index closing level on the Final Review Date.
Denominations:	$1,000 per Note and integral multiples of $1,000 in excess thereof
Minimum Investment:	$10,000
CUSIP:	TBD
ISIN:	TBD

‡	Expected. In the event that we make any change to the expected Pricing Date and the Settlement Date, the Review Dates and Maturity Date will be changed so that the stated term of the notes and the frequency of Review Dates remain the same.

†	Lehman Brothers Holdings Inc. is rated A+ by Standard & Poor’s, A1 by Moody’s and AA- by Fitch. A credit rating reflects the creditworthiness of Lehman Brothers Holdings Inc. and is not a recommendation to buy, sell or hold securities, and it may be subject to revision or withdrawal at any time by the assigning rating organization. Each rating should be evaluated independently of any other rating. The creditworthiness of the issuer does not affect or enhance the likely performance of the investment other than the ability of the issuer to meet its obligations.

††	Subject to postponement in the event of a market disruption event and as described under “Description of Notes—Payment at Maturity” or “Description of Notes—Automatic Call,” as applicable, in the accompanying product supplement no. 30-I.

Investing in the Buffered Semi-Annual Review Notes Plus Linked to the Dow Jones EURO STOXX 50® Index involves a number of risks. See “Risk Factors” beginning on page SS-1 of the accompanying product supplement no. 30-I, “Risk Factors” beginning on page US-1 of the accompanying underlying supplement no. 160 and “ Selected Risk Factors” beginning on page TS-2 of this term sheet.

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase the notes prior to their issuance. In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this term sheet, the accompanying base prospectus, MTN prospectus supplement, product supplement no. 30-I, underlying supplement no. 160 and any other relevant terms supplement. Any representation to the contrary is a criminal offense.

	Price to Public(1)	Commission(2)	Proceeds to Us
Per note	$1,000.00	$15.00	$985.00
Total	$	$	$
(1)

The price to the public includes the cost of hedging our obligations under the notes through one or more of our affiliates, which includes our affiliates’ expected cost of providing such hedge as well as the profit our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge.

(2)

Lehman Brothers Inc. will receive fees of up to $15.00 per $1,000 principal amount, or 1.50%, and may use some or all of these fees to pay selling concessions to other dealers. Lehman Brothers Inc. and/or an affiliate may earn additional income as a result of payments pursuant to the hedges.

LEHMAN BROTHERS

February 29, 2008

ADDITIONAL TERMS SPECIFIC TO THE NOTES

Lehman Brothers Holdings Inc. has filed a registration statement (including a base prospectus) with the U.S. Securities and Exchange Commission, or SEC, for this offering. Before you invest, you should read this term sheet together with the base prospectus, as supplemented by the MTN prospectus supplement relating to our Series I medium-term notes of which the notes are a part, and the more detailed information contained in product supplement no. 30-I (which supplements the description of the general terms of the notes) and underlying supplement no. 160 (which describes the Index, as defined herein, including risk factors specific to it). Buyers should rely upon the base prospectus, the MTN prospectus supplement, product supplement no. 30-I, underlying supplement no. 160, this term sheet and any other relevant terms supplement for complete details. This term sheet, together with the documents listed below, contains the terms of the notes and supersedes all prior or contemporaneous communications concerning the notes. To the extent that there are any inconsistencies among the documents listed below, this term sheet shall supersede product supplement no. 30-I, which shall, likewise, supersede the base prospectus and the MTN prospectus supplement. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. 30-I and “Risk Factors” in the accompanying underlying supplement no. 160, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the notes. You may get these documents and other documents Lehman Brothers Holdings Inc. has filed for free by searching the SEC online database (EDGAR®) at www.sec.gov, with “Lehman Brothers Holdings Inc.” as a search term or through the links below, or by calling Lehman Brothers Inc. toll-free at 1-888-603-5847.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement no. 30-I dated February 28, 2008:

http://www.sec.gov/Archives/edgar/data/806085/000119312508041561/d424b2.htm

•	Underlying supplement no. 160 dated February 28, 2008:

http://www.sec.gov/Archives/edgar/data/806085/000119312508041518/d424b2.htm

•	MTN prospectus supplement dated May 30, 2006:

http://www.sec.gov/Archives/edgar/data/806085/000104746906007785/a2170815z424b2.htm

•	Base prospectus dated May 30, 2006:

http://www.sec.gov/Archives/edgar/data/806085/000104746906007771/a2165526zs-3asr.htm

As used in this term sheet, the “Company,” “we,” “us,” or “our” refers to Lehman Brothers Holdings Inc.

Selected Purchase Considerations

•

Appreciation Potential: If the Index closing level is above or equal to the Call Level on a Review Date, the notes will automatically be called and your investment will yield a payment per $1,000 principal amount Note of $1,000 plus: (i) (6% to 8%)* × $1,000 if called on the First Review Date; (ii) (12% to 16%)* × $1,000 if called on the Second Review Date; (iii) (18% to 24%)* × $1,000 if called on the Third Review Date or (iv) the greater of (a) (24% to 32%)* × $1,000, and (b) Index Return × $1,000, if called on the Final Review Date. Because the notes are our senior unsecured obligations, payment of any amount if automatically called or at maturity is subject to our ability to pay our obligations as they become due.

*The actual percentage applicable to the Review Dates above will be determined on the Pricing Date but will not be less than 6%, 12%, 18% and 24%, respectively.

•

Potential Early Exit with Appreciation as a Result of Automatic Call Feature: While the original term of the notes is two years, the notes will be automatically called before maturity if the Index closing level is at or above the Call Level on a Review Date and you will be entitled to the applicable payment set forth on the cover of this term sheet.

•

Limited Protection Against Loss: If the notes are not automatically called and the Ending Index Level declines by no more than 10% as compared to the Initial Index Level, you will be entitled to receive the full principal amount of your notes at maturity. If the Ending Index Level declines by more than 10% as compared to the Initial Index Level, for every 1% that the Index has declined below 10%, you will lose an amount equal to 1.1111% of the principal amount of your notes.

•

Diversification of Stocks Included in the Dow Jones EURO STOXX 50® Index: Your return on an investment in the notes is linked to the performance of the Index. The Index consists of the 50 largest companies across all market sectors defined by the Dow Jones Classification Standard. For additional information about the Index, see “The Dow Jones EURO STOXX 50® Index” in the accompanying underlying supplement no. 160.

•

Certain U.S. Federal Income Tax Consequences: Lehman Brothers Holdings Inc. intends to treat, and by purchasing a note, for all tax purposes, you agree to treat, a note as a cash-settled financial contract, rather than as a debt instrument.

Recent Tax Law Developments. On December 7, 2007, the Internal Revenue Service released a Notice indicating that the Internal Revenue Service and the Treasury Department are considering and seeking comments as to whether holders of instruments similar to the notes should be required to accrue income on a current basis over the term of the notes, regardless of whether any payments are made prior to maturity. In addition, the Notice provides that the Internal Revenue Service and the Treasury Department are considering related issues, including, among other things, whether gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax, whether the tax treatment of such instruments should vary depending upon the nature of the underlying asset, and whether such instruments should be subject to the special “constructive ownership rules” contained in Section 1260 of the Internal Revenue Code of 1986, as amended. It is not possible to predict what changes, if any, will be adopted, or when they will take effect. Any such changes could affect the amount, timing and character of income, gain or loss in respect of the notes, possibly with retroactive effect. Holders are urged to consult their tax advisors concerning the impact of the Notice on their investment in the notes. Subject to future developments with respect to the foregoing, Lehman Brothers Holdings Inc. intends to continue to treat the notes for U.S. federal income tax purposes in accordance with the treatment described in the accompanying product supplement no. 30-I under the headings “Risk Factors” and “Certain U.S. Federal Income Tax Consequences.”

See “Certain U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 30-I.

Selected Risk Factors

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in any of the stocks included in the Index. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement no. 30-I and in the “Risk Factors” section of the accompanying underlying supplement no. 160. You should reach an investment decision only after you have carefully considered with your advisors the suitability of an investment in the notes in light of your particular circumstances.

•

Your Investment in the Notes May Result in a Loss: If the notes are not automatically called and the Ending Index Level declines by more than 10% compared to the Initial Index Level, you will lose 1.1111% of your principal amount for every 1% decline in the Ending Index Level compared to the Initial Index Level beyond the Buffer Amount of 10%.

•

Limited Return on the Notes if the Notes Are Called on the First Review Date, the Second Review Date or the Third Review Date: If your notes are automatically called on the First Review Date, the Second Review Date or the Third Review Date, potential gain on the notes will be limited to the call premium applicable for the First Review Date, Second Review Date, or Third Review Date, as set forth on the cover of this term sheet, regardless of the appreciation in the Index, which may be significant. Similarly, because the determination of whether the notes will be called and, if the notes are not called, the Ending Index Level, will be based on the Index closing level on a limited number of Review Dates prior to the Maturity Date, your return may be adversely affected by a sudden or temporary decrease in the closing level on any or all of the Review Dates. Conversely, you will not benefit from higher Index closing levels at any time during the term of the notes other than on the Review Dates. As a result, you may receive a lower return on the notes than you would receive if you were to take a position in the stocks underlying the Index or in contracts relating to the Index.

•

No Interest or Dividend Payments or Voting Rights: As a holder of the notes, you will not receive interest payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of stocks underlying the Index would have.

•

Dealer Incentives: We and our affiliates act in various capacities with respect to the notes. Lehman Brothers Inc. and other of our affiliates may act as a principal, agent or dealer in connection with the notes. Such affiliates, including the sales representatives, will derive compensation from the distribution of the notes and such compensation may serve as an incentive to sell these notes instead of other investments. We will pay compensation of up to $15.00 per note to the principals, agents and dealers in connection with the distribution of the notes.

•

Certain Built-In Costs Are Likely to Adversely Affect the Value of the Notes Prior to Maturity: While the payment on any Review Date or at maturity described in this term sheet is based on the full principal amount of your notes, the original issue price of the notes includes the agent’s commission and the cost of hedging our obligations under the notes through one or more of our affiliates , which includes our affiliates’ expected cost of providing such hedge as well as the profit our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. As a result, the price, if any, at which Lehman Brothers Inc. will be willing to purchase notes from you in secondary market transactions, if at all, will likely be lower than the original issue price and any sale prior to the Maturity Date could result in a substantial loss to you. The notes are not designed to be short-term trading instruments. YOU SHOULD BE WILLING TO HOLD THE NOTES TO MATURITY.

•

We and our Affiliates and Agents May Publish Research, Express Opinions or Provide Recommendations that are Inconsistent with Investing in or Holding the Notes. Any Such Research, Opinions or Recommendations Could Affect the Level of the Index or the Value of the Notes: We, our affiliates and agents publish research from time to time on financial markets and other matters that may influence the value of the notes, or express opinions or provide recommendations that are inconsistent with purchasing or holding the notes. We, our affiliates and agents may have published research or other opinions that are inconsistent with the investment view implicit in the notes. Any research, opinions or recommendations expressed by us, our affiliates or agents may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the notes which are linked to the Index.

•

We Cannot Control Actions by the Companies Whose Stocks or Other Equity Securities are Represented in the Dow Jones EURO STOXX 50® Index: We are not affiliated with any of the companies whose stock is represented in the Index. As a result, we will have no ability to control the actions of such companies, including actions that could affect the value of the stocks underlying the Index or your notes. None of the money you pay us will go to any of the companies represented in the Index, and none of those companies will be involved in the offering of the notes in any way. Neither those companies nor we will have any obligation to consider your interests as a holder of the notes in taking any corporate actions that might affect the level of the Index or value of your notes.

•

Lack of Liquidity: The notes will not be listed on any securities exchange. Lehman Brothers Inc. intends to offer to purchase the notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which Lehman Brothers Inc. is willing to buy the notes. If you are an employee of Lehman Brothers Holdings Inc. or one of our affiliates, you may not be able to purchase the notes from us and your ability to sell or trade the notes in the secondary market.

•

Potential Conflicts: We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and hedging our obligations under the notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes.

•

Creditworthiness of Issuer: An investment in the notes will be subject to the credit risk of Lehman Brothers Holdings Inc., and the actual and perceived creditworthiness of Lehman Brothers Holdings Inc. may affect the market value of the notes.

•

Many Economic and Market Factors Will Impact the Value of the Notes: In addition to the level of the Index on any day, the value of the notes will be affected by a number of economic and market factors that may either offset or magnify each other and which are set out in more detail in the accompanying product supplement no. 30-I and the accompanying underlying supplement no. 160.

•

The Index Return Will Not Be Adjusted for Changes in Exchange Rates Relative to the U.S. Dollar: The value of your notes will not be adjusted for exchange rate fluctuations between the U.S. dollar and the currencies in which the stocks included in the Index are based. Therefore, if the currencies in which the stocks included in the Index are denominated appreciate or depreciate relative to the U.S. dollar over the term of the notes, you will not receive any additional payment or incur any reduction in your return, if any, at maturity.

•

An Investment in the Notes is Subject to Risks Associated With Non-U.S. Securities Markets: The stocks that constitute the Dow Jones EURO STOXX 50® Index have been issued by non-U.S. companies. Investments in securities indexed to the value of such non-U.S. equity securities involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross shareholdings in companies in certain countries. Also, there is generally less publicly available information about companies in some of these jurisdictions than about U.S. companies that are subject to the reporting requirements of the Securities and Exchange Commission, and generally non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements and securities trading rules different from those applicable to U.S. reporting companies.

The prices of securities in non-U.S. jurisdictions may be affected by political, economic, financial and social factors in such markets, including changes in a country’s government, economic and fiscal policies, currency exchange laws or other foreign laws or restrictions. Moreover, the economies in such countries may differ favorably or unfavorably from the economy of the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources and self sufficiency. Such countries may be subjected to different and, in some cases, more adverse economic environments.

•	Uncertain Tax Treatment: Significant aspects of the tax treatment of the notes are uncertain. You should consult your own tax advisor about your own tax situation before investing in the notes.

Hypothetical Examples of Amounts Payable Upon An Automatic Call or At Maturity

The following table illustrates the hypothetical simple (i.e., not compounded) total return that could be realized on the notes on the applicable Review Date or at maturity based on a range of movements in the Index. The following table assumes a Call Level equal to a hypothetical Initial Index Level of $3,798.99 and reflects a Buffer Amount of 10%. The table assumes that the percentages used to calculate the Payment if Called on the applicable Review Dates are 7% for the First Review Date, 14% for the Second Review Date, 21% for the Third Review Date, and the greater of 28% and the Index Return for the Final Review Date, (based on the midpoint of the ranges of 6% to 8%, 12% to 16%, 18% to 24% and 24% to 32% expected call premium, on the First Review Date, Second Review Date, Third Review Date and the Final Review Date, respectively; the actual percentages will be determined on the Pricing Date). There will be only one payment on the notes, whether upon an Automatic Call or at maturity. The following results are based solely on the hypothetical examples cited. The numbers appearing in the table below have been rounded for ease of analysis.

Hypothetical Index Level on the First Review Date	Hypothetical Index Return at First Review Date	Hypothetical Index Level on the Second Review Date	Hypothetical Index Return at Second Review Date	Hypothetical Index Level on the Third Review Date	Hypothetical Index Return at Third Review Date	Hypothetical Index Level on the Final Review Date (Ending Index Level)	Hypothetical Index Return at Final Review Date	Hypothetical Payment upon Automatic Call at the First Review Date	Hypothetical Payment upon Automatic Call at Second Review Date	Hypothetical Payment upon Automatic Call at the Third Review Date	Hypothetical Payment at Maturity or upon Automatic Call at the Final Review Date	Hypothetical Total Return on the Notes
2,469.34	-30.0%	2,659.29	-20.0%	3,419.09	-10.0%	2,279.39	-40.0%	N/A	N/A	N/A	$666.67	-33.33%
2,659.29	-20.0%	3,419.09	-10.0%	2,279.39	-40.0%	2,469.34	-30.0%	N/A	N/A	N/A	777.78	-22.22%
3,419.09	-10.0%	2,279.39	-40.0%	2,469.34	-30.0%	2,659.29	-20.0%	N/A	N/A	N/A	$888.89	-11.11%
2,279.39	-40.0%	2,469.34	-30.0%	2,659.29	-20.0%	3,419.09	-10.0%	N/A	N/A	N/A	$1,000.00	0%
2,469.34	-30.0%	2,659.29	-20.0%	3,419.09	-10.0%	3,798.99	0.0%	N/A	N/A	N/A	$1,280.00	28%
2,659.29	-20.0%	3,419.09	-10.0%	2,279.39	-40.0%	4,178.89	10.0%	N/A	N/A	N/A	$1,280.00	28%
3,419.09	-10.0%	2,279.39	-40.0%	2,469.34	-30.0%	4,558.79	20.0%	N/A	N/A	N/A	$1,280.00	28%
2,279.39	-40.0%	2,469.34	-30.0%	2,659.29	-20.0%	4,938.69	30.0%	N/A	N/A	N/A	$1,300.00	30%
2,469.34	-30.0%	2,659.29	-20.0%	3,419.09	-10.0%	5,318.57	40.0%	N/A	N/A	N/A	$1,400.00	40%
2,659.29	-20.0%	3,419.09	-10.0%	3,798.99	0.0%	N/A	N/A	N/A	N/A	$1,210.00	N/A	21%
3,419.09	-10.0%	2,279.39	-40.0%	4,178.89	10.0%	N/A	N/A	N/A	N/A	$1,210.00	N/A	21%
2,279.39	-40.0%	2,469.34	-30.0%	4,558.79	20.0%	N/A	N/A	N/A	N/A	$1,210.00	N/A	21%
2,469.34	-30.0%	2,659.29	-20.0%	4,938.69	30.0%	N/A	N/A	N/A	N/A	$1,210.00	N/A	21%
2,659.29	-20.0%	3,419.09	-10.0%	5,318.57	40.0%	N/A	N/A	N/A	N/A	$1,210.00	N/A	21%
3,419.09	-10.0%	3,798.99	0.0%	N/A	N/A	N/A	N/A	N/A	$1,140.00	N/A	N/A	14%
2,279.39	-40.0%	4,178.89	10.0%	N/A	N/A	N/A	N/A	N/A	$1,140.00	N/A	N/A	14%
2,469.34	-30.0%	4,558.79	20.0%	N/A	N/A	N/A	N/A	N/A	$1,140.00	N/A	N/A	14%
2,659.29	-20.0%	4,938.69	30.0%	N/A	N/A	N/A	N/A	N/A	$1,140.00	N/A	N/A	14%
3,419.09	-10.0%	5,318.57	40.0%	N/A	N/A	N/A	N/A	N/A	$1,140.00	N/A	N/A	14%
3,798.99	0.0%	N/A	N/A	N/A	N/A	N/A	N/A	$1,070.00	N/A	N/A	N/A	7%
4,178.89	10.0%	N/A	N/A	N/A	N/A	N/A	N/A	$1,070.00	N/A	N/A	N/A	7%
4,558.79	20.0%	N/A	N/A	N/A	N/A	N/A	N/A	$1,070.00	N/A	N/A	N/A	7%
4,938.69	30.0%	N/A	N/A	N/A	N/A	N/A	N/A	$1,070.00	N/A	N/A	N/A	7%
5,318.57	40.0%	N/A	N/A	N/A	N/A	N/A	N/A	$1,070.00	N/A	N/A	N/A	7%

The following examples illustrate how the total returns set forth in the table above are calculated.

Example 1 (the seventh bolded row): The Index closing level is 4,558.79 on the First Review Date, which is more than the Initial Share Price. Because the Index closing level is above the Call Level on the First Review Date, the notes are subject to an Automatic Call on the First Review Date. On the payment date applicable to the First Review Date, the investor receives per $1,000.00 principal amount Note, $1,000 plus the applicable call premium amount, calculated as follows:

$1,000 + ($1,000 × 7%) = $1,070.00

Example 2 (the sixth bolded row): The Index closing level is less than the Initial Share Price on the First Review Date, and is 4,558.79 on the Second Review Date. Because the Index closing level is above the Call Level on the Second Review Date, the notes are subject to an Automatic Call on the Second Review Date. On the payment date applicable to the Second Review Date, the investor receives per $1,000.00 principal amount Note, $1,000 plus the applicable call premium amount, calculated as follows:

$1,000 + ($1,000 × 14%) = $1,140.00

Example 3 (the fifth bolded row): The Index closing level is less than the Initial Share Price on the First Review Date and Second Review Date, and is 4,938.69 on the Third Review Date. Because the Index closing level is above the Call Level on the Third Review Date, the notes are subject to an Automatic Call on the Third Review Date. On the payment date applicable to the Third Review Date, the investor receives per $1,000.00 principal amount Note, $1,000 plus the applicable call premium amount, calculated as follows:

$1,000 + ($1,000 × 21%) = $1,210.00

Example 4 (the third bolded row): The Index closing level is less than the Initial Share Price on the First Review Date, Second Review Date, and Third Review Date, and is 4,558.79 on the Final Review Date. Because the Index closing level is above the Call Level on the Final Review Date, the notes are subject to an Automatic Call. The investor receives per $1,000.00 principal amount Note, $1,000 plus the applicable call premium amount. Because the Index Return is 20.0%, which is less than 28%, the investor will receive $1,280.00 per $1,000 principal amount Note, calculated as follows:

$1,000 + ($1,000 × 28%) = $1,280.00

Example 5 (the fourth bolded row): The Index closing level is less than the Initial Share Price on the First Review Date, Second Review Date, and Third Review Date, and is 5,318.57 on the Final Review Date. Because the Index closing level is above the Call Level on the Final Review Date, the notes are subject to an Automatic Call. The investor receives per $1,000.00 principal amount Note, $1,000 plus the applicable call premium amount. Because the Index Return is 40.0%, which is more than 28%, the investor will receive $1,400.00 per $1,000 principal amount Note, calculated as follows:

$1,000 + ($1,000 × 40%) = $1,400.00

Example 6 (the second bolded row): The Index closing level is less than the Initial Share Price on the First Review Date, Second Review Date, and Third Review Date, and is 3,419.09 on the Final Review Date. Because the Index closing level is below the Call Level on each Review Date, the notes are not subject to an Automatic Call. The investor instead receives the Payment at Maturity. Because the Index Return is -10.0%, which is a decline in the Index of less than the Buffer Amount, the investor will receive $1,000.00 per $1,000 principal amount Note.

Example 7 (the first bolded row): The Index closing level is less than the Initial Share Price on the First Review Date, Second Review Date, and Third Review Date, and is 2,469.34 on the Final Review Date. Because the Index closing level is below the Call Level on each Review Date, the notes are not subject to an Automatic Call. The investor instead receives the Payment at Maturity. Because the Index Return is -30.0%, which is a decline in the Index of more than the Buffer Amount, the investor will receive $777.78 per $1,000 principal amount Note, calculated as follows:

$1,000 + [$1,000 × (-30.0% + 10.0%) × 1.1111) = $777.78

Historical Information

We obtained the Index closing levels below from Bloomberg Financial Markets, and accordingly make no representation or warranty as to their accuracy or completeness. The historical levels of the Index should not be taken as an indication of future performance, and no assurance can be given as to the Index closing level on any Review Date. We cannot give you assurance that the performance of the Index will result in the return of any of your initial investment.

The following graph sets forth the historical performance of the Index based on the daily Index closing level from February 25, 2003 through February 25, 2008. The Index closing level on February 25, 2008 was 3,798.99.

Supplemental Plan of Distribution

We have agreed to sell to Lehman Brothers Inc., and Lehman Brothers Inc. has agreed to purchase, all of the notes at the price indicated on the cover of the pricing supplement that will contain the final pricing terms of the notes.

We have agreed to indemnify Lehman Brothers Inc. against liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments that Lehman Brothers Inc. may be required to make relating to these liabilities as described in the MTN prospectus supplement and the base prospectus.

Lehman Brothers Inc. will offer the notes initially at a public offering price equal to the issue price set forth on the cover of the pricing supplement. After the initial public offering, the public offering price may from time to time be varied by Lehman Brothers Inc.

We have granted to Lehman Brothers Inc. an option to purchase, at any time within 13 days of the original issuance of the notes, up to $[            ] additional aggregate principal amount of notes solely to cover over-allotments. To the extent that the option is exercised, Lehman Brothers Inc. will be committed, subject to certain conditions, to purchase the additional notes. If this option is exercised in full, the total public offering price, the underwriting discount and proceeds to Lehman Brothers Holdings Inc. would be $[            ], $[            ] and $[            ], respectively.

We or our affiliate will enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the notes and Lehman Brothers Inc. and/or an affiliate may earn additional income as a result of payments pursuant to the swap, or related hedge transactions.